Exhibit 99.1

ITG RELEASES FEBRUARY 2014 U.S. TRADING VOLUMES

NEW YORK, March 10, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that February 2014 U.S. trading volume was 3.1 billion shares and average daily volume (ADV) was 165 million shares.  This compares to 3.4 billion shares and ADV of 163 million shares in January 2014 and 3.7 billion shares and ADV of 194 million shares in February 2013.  There were 19 trading days in both February 2014 and February 2013 and 21 trading days in January 2014.

ITG U.S. Trading Activity

February 2014

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

February 2014	19	3,141,238,250	165,328,329

Year-to-Date:	40	6,562,108,708	164,052,718

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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